Exhibit 23.1
Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-180049), and on Form S-8 (Registration Nos. 333-231205, 333-204169, 333-174755, 333-143216, and 333-88454) of Alamo Group Inc. of our report dated March 19, 2019 and March 8, 2018, relating to our audit of the consolidated financial statements of Morbark Holdings Group, LLC and subsidiaries as of and for the years ended December 31, 2018 and December 31, 2017, included in this Current Report on Form 8-K/A.

/s/ Doeren Mayhew
Troy, Michigan
January 7, 2020